Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 8, 2018

Agenus Inc.

3 Forbes Road

Lexington, MA 02421

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Agenus Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 18,459,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”) issuable upon conversion of the Company’s Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred”) issued by the Company in a private placement (the “Conversion Shares”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

For purposes of the opinions expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Conversion Shares upon conversion of the Series C-1 Preferred, the total number of issued and outstanding shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect.

Based upon and subject to the foregoing, we are of the opinion that the Conversion Shares have been duly authorized and, upon the issuance of the Conversion Shares in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP